Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2016 Financial Results

Highlights:

•	Q4 revenue of $237.9M, down 7% from year-ago quarter, and 1% sequentially
•	Q4 EPS of $0.57 per diluted share as compared to $0.88 in the year-ago quarter and a loss of $2.58 in the third quarter. Q3 2016 EPS was negatively impacted by $3.21 per share of one-time tax expense associated with a one-time repatriation of cash.
•	Full year 2016 revenue of $966.6M as compared to $968.6M in the prior-year.
•	Full year 2016 loss per share of $0.68 as compared to EPS of $3.00 in the prior-year.
•	2016 year-ending cash & short term investments of $100M
•	Global Headcount of 23,011 on December 31, 2016, versus 24,537 in the year-ago quarter

TROY, Mich. – February 16, 2017 – Syntel, Inc. (Nasdaq:SYNT), a leading global provider of integrated information technology and knowledge process services, today announced financial results for the fourth quarter and full year, ended December 31, 2016.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter decreased 6.6 percent to $237.9 million from $254.6 million in the prior-year period, and 1.4 percent from $241.3 million in the third quarter of 2016. During the fourth quarter, Banking and Financial Services accounted for 48.4 percent of total revenue, with Retail, Logistics and Telecom at 17.6 percent, Healthcare and Life Sciences at 16 percent, Insurance at 13.7 percent, and Manufacturing at 4.3 percent.

The Company’s gross margin was 40.2 percent in the fourth quarter, compared to 41.8 percent in the prior-year period and 39.2 percent in the third quarter of 2016. Selling, General and Administrative (SG&A) expenses were 13.1 percent of revenue in the fourth quarter, compared to 11 percent in the prior-year period and 12.2 percent in the previous quarter.

The fourth quarter income from operations was 27.1 percent of revenue as compared to 30.8 percent in the prior-year period and 27 percent in the third quarter.

Net income for the fourth quarter was $48 million or $0.57 per diluted share, compared to $74.2 million or $0.88 per diluted share in the prior-year period and net loss of $217.2 million or $2.58 per diluted share in the third quarter of 2016. In connection with a special cash dividend and the one-time repatriation of cash announced on September 12, 2016, the Company recognized a one-time tax expense of $271 million (net of foreign tax credits) in the third quarter of 2016.

Full Year 2016 Financial Highlights

Revenue for 2016 decreased 0.2 percent to $966.6 million, from $968.6 million in 2015. The Company’s 2016 operating margin was 27.1 percent, compared to 29.3 percent in 2015. Net loss for the year was $57.4 million compared to income of $252.5 million in 2015. The Company reported a net loss of $0.68 in 2016 as compared to earnings of $3.00 per diluted share in 2015.

During 2016, Syntel spent $17.5 million in CAPEX, largely in support of campus infrastructure, and finished the year with cash and short-term investments of $100 million. The Company added 15 new clients during the year and ended 2016 with 23,011 employees globally.

Operational Highlights

“While we were impacted by challenges seen across several industries in the past year, Syntel has started 2017 with a focus on helping our clients build competitive differentiation and gain operational flexibility in an uncertain business climate,” said Syntel Interim CEO and President Rakesh Khanna. “Digital enablement and modernizing existing IT assets are increasingly becoming strategic priorities for our customers as they undergo enterprise-wide technology transformations.”

“Syntel has developed cutting-edge capabilities to help customers ‘go digital’ as well as high-impact solutions to modernize and evolve their core applications and infrastructure,” said Khanna. “Ongoing support for core IT assets remains the largest demand on customer resources. Syntel’s holistic approach to digital transformation aligns us with the most pressing business and operational needs of our customers.”

2017 Guidance

Based on current visibility levels and an exchange rate assumption of 67 Indian rupees to the dollar, the Company currently expects 2017 revenue of $900 million to $945 million and EPS in the range of $1.75 to $2.00.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter 2016 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 23, 2017 by dialing (855) 859-2056 and entering “60632903”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq: SYNT) is a leading global provider of integrated information technology (IT) and knowledge process services. Syntel helps global enterprises evolve their core business processes, IT applications and infrastructure to succeed in the digital age. Our intelligent automation, scaled agile and cloud platforms ensure efficient delivery of application development and management, testing, and infrastructure solutions. Syntel’s digital services enable companies to engage customers, discover insights through analytics and build a connected enterprise through the internet of things. Syntel’s “Customer for Life” philosophy builds collaborative partnerships and delivers long-term client value through investments in intellectual property, domain knowledge and industry solutions.

To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Europe and International: Rani Gill, Flame PR, +44 0203 357 9746, Syntel@flamepr.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015	2016	2015
Net revenues	$237,887	$254,580	$966,550	$968,612
Cost of revenues	142,354	148,061	595,725	584,611

Gross profit	95,533	106,519	370,825	384,001
Selling, general and administrative expenses	31,060	28,025	108,528	100,256

Income from operations	64,473	78,494	262,297	283,745
Other income (expense), net	(2,110)	14,004	11,088	43,456

Income before provision for income taxes	62,363	92,498	273,385	327,201
Income tax expense	14,372	18,263	330,775	74,675

Net income (Loss)	$47,991	$74,235	$(57,390)	$252,526

Other Comprehensive Income/(Loss)

Foreign currency translation adjustments	$(1,293)	$(5,496)	$(19,018)	$(45,428)
Gains on derivatives:
Gains arising during period on cash flow hedges	533	—	533	—

Unrealized gains (Loss) on securities:
Unrealized holding gains arising during period	179	6	242	116
Reclassification adjustment for gains included in net income	(158)	(6,879)	(248)	(6,580)

	21	(6,873)	(6)	(6,464)

Defined benefit pension plans:
Net Profit (Loss) arising during period	(802)	802	(802)	802
Amortization of prior service cost included in net periodic pension cost	(82)	53	(35)	149

	(884)	855	(837)	951

Other comprehensive Loss, before tax	(1,623)	(11,514)	(19,328)	(50,941)
Income tax benefits related to Other Comprehensive Loss	86	2,148	32	1,576

Other comprehensive Loss, net of tax	(1,537)	(9,366)	(19,296)	(49,365)

Comprehensive Income (Loss)	$46,454	$64,869	$(76,686)	$203,161

Dividend Per Share	$—	$—	$15.00	$—

EARNINGS/(LOSS) PER SHARE:
Basic	$0.57	$0.88	$(0.68)	$3.01
Diluted	$0.57	$0.88	$(0.68)	$3.00

Weighted average common shares outstanding:
Basic	84,117	84,079	84,146	83,982

Diluted	84,163	84,204	84,146	84,149

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$78,332	$500,499
Short term investments	21,614	540,045
Accounts receivable, net of allowance for doubtful accounts of $801 at December 31, 2016 and $622 at December 31, 2015, respectively	118,299	136,926
Revenue earned in excess of billings	25,039	30,448
Other current assets	36,306	36,423

Total current assets	279,590	1,244,341

Property and equipment	227,056	217,922
Less accumulated depreciation and amortization	120,580	112,146

Property and equipment, net	106,476	105,776
Goodwill	906	906
Non current Term Deposits with Banks	225	77
Deferred income taxes and other non current assets	67,346	72,170

TOTAL ASSETS	$454,543	$1,423,270

LIABILITIES AND SHAREHOLDERS' (DEFICIT)/EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$56,650	$60,339
Income taxes payable	15,195	11,305
Accounts payable and other current liabilities	31,559	37,828
Deferred revenue	7,973	7,716
Loans and borrowings	21,264	129,981

Total current liabilities	132,641	247,169

Deferred income taxes and other non current liabilities	26,373	17,656
Non Current loans and borrowings	478,616	—

TOTAL LIABILITIES	637,630	264,825
SHAREHOLDERS' EQUITY
Total shareholders' (deficit)/equity	(183,087)	1,158,445

TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT)/EQUITY	$454,543	$1,423,270